MICRON ENVIRO SYSTEMS, INC.

8 Bond Street

Suite 121

Great Neck, New York
11021 USA

April 6, 2009

MENV—USA

NDDA—Germany

Corporate Update

Micron Enviro Systems, Inc. ("Micron" or the “Company”) wishes to update shareholders on the Company’s ongoing activities. Recently, MENV received final approval on six more coal permits comprising of an additional 9,805 acres located in Saskatchewan, Canada. These permits are located in close proximity to a recent major new coal discovery made by Goldsource Mines Inc.  Goldsource’s stock price rose from $0.30 to over $19 per share in 2008 on the initial discovery of coal only a few miles away from Micron's permitted property.  Micron was one of the first companies to acquire land in this exciting new coal area and the Company now has approximately 44,433 acres of prospective coal land to develop. Micron has a 100% interest in this acreage.  Once a response is received on all permits that have been applied for, the Company will formulate a work program going forward in order to ultimately develop this coal prospect.  MENV's management is actively looking to increase the acreage in this new exciting coal region and anticipates being able to move forward with this shortly.

At this time MENV is still actively involved in the massive Oil Sands of Alberta.  Since the price of oil dropped drastically, the focus of the Company has shifted to assets that may not be as capital intensive to bring to production.  That being said, if the prices of oil increase then the Oil Sands leases may be more viable for development, joint venture or possibly an outright sale.  At this time management is actively sourcing new prospects within the Oil Sands as more quality prospects are becoming available due to oil price having dropped.

Bradley Rudman, president of Micron stated, “Management would like shareholders to know that we are actively attempting to build the assets of the Company.  Management feels that the coal prospects are ones that currently have the most potential to build growth for MENV.  At this time there are numerous other companies that are drilling within a close vicinity of MENV's coal property, therefore any additional positive news from these drill programs could enhance the value of the companies within this area.  This will also provide MENV with valuable free knowledge of drilling results that will allow MENV to potentially drill more efficiently based on the new information gathered.  Management is optimistic that additional prospects will be added in the short term and believes that the overall market sentiment has turned from fear to optimism which bodes well for most junior companies.  We are excited about the remainder of 2009 and are extremely motivated to build shareholder value.”

Micron is an emerging oil and gas company that now has exposure to multiple leases in the Oil Sands of Alberta, Canada, which is one of the largest oil producing regions in the world.  Micron also has approved coal leases at this time covering approximately 44,433 acres in Saskatchewan, Canada. Management’s goal is to build the asset base of the Company through strategic alliances and independent acquisitions that will build long-term shareholder value. Management continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects. Please visit Micron’s website for detailed maps of the locations of Micron’s prospects at .

If you have any questions, please call Micron at 315-307-8136. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bradley Rudman

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: 315-307-8136